EXHIBIT 99.1


          AVADO BRANDS RECEIVES COURT APPROVAL FOR "FIRST-DAY" MOTIONS

             Court Authorizes Motions to Continue Normal Operations,
            Grants Interim Approval of Debtor-in-Possession Financing

         Final Debtor-in-Possession Hearing Scheduled for March 4, 2004

     MADISON, GA., February 6, 2004 - Avado Brands, Inc. (OTC BB: AVDO.PK) ("Avado" and "the Company"), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, announced today that the U.S. Bankruptcy Court for the Northern District of Texas has approved "first-day" motions that are intended to support the Company's employees and customers and provide other forms of operational and financial stability during the Company's time under the protection of Chapter 11 of the U.S. Bankruptcy Code.

     On February 4, 2004, the Company filed voluntary petitions in the U.S. Bankruptcy Court for the Northern District of Texas for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company also announced that it would continue to operate its restaurant chains while it restructures.

     The Bankruptcy Court today gave interim approval of a $60 million debtor-in-possession (DIP) credit facility which is to be provided by a group of lenders led by DDJ Capital Management, LLC, as administrative and collateral agent, for use by the Company to fund ongoing working capital and general corporate needs, as well as repay the Company's prepetition secured lenders. Following completion of final documentation, the Company will have access to $45.5 million in funds to operate its business prior to a hearing for the final approval of the DIP financing, scheduled for March 4, 2004.

     "These are important first steps in this process and provide a smooth transition so that we can continue normal business operations," said Avado Brands' interim chief executive officer Kevin Leary of AlixPartners LLC.

     The case has been assigned to the Honorable Chief Judge Steven A. Felsenthal under case number 04-31555. Further information can be obtained via the Internet at http://www.txnb.uscourts.gov.

     About Avado BrandsAvado Brands owns and operates two proprietary brands comprised of 106 Don Pablo's Mexican Kitchens and 62 Hops Grillhouse & Breweries. Additional information about Avado Brand is available at http://www.avado.com.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission. Additionally, certain factors related to the Company's Chapter 11 cases that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP; Court approval of the Company's motions as prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; and risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Company's cases to Chapter 7 cases.



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John Dillard, Edelman      212 704 8174
Jeff Zilka, Edelman        312 240-3389